Exhibit 10.1

EXECUTION COPY

SEVERANCE RIGHTS AGREEMENT

THIS AGREEMENT, dated as of the Effective Date specified below (this “Agreement”) by and between Janus Capital Group Inc., a Delaware corporation (the “Company”), and Gary D. Black (the “Executive”), is effective this 1st day of May, 2008.

WHEREAS, the Executive is currently Chief Executive Officer (“CEO”) of the Company and has been employed by the Company since April 28, 2004;

WHEREAS, the Employment Agreement between the Company and the Executive dated September 25, 2006 shall expire on April 30, 2008 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive wish to enter into this Severance Rights Agreement to supersede the Employment Agreement upon its expiration;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Executive and the Company agree as follows.

1.             Effective Date; Term of Agreement.  The “Effective Date” shall mean May 1, 2008.  As of the Effective Date, this Agreement shall supersede the Employment Agreement.  The term of this Agreement shall commence on the Effective Date and continue until April 30, 2009; provided, however, that commencing on May 1, 2009 and each May 1st thereafter, the above-referenced date and the term of this Agreement shall automatically be extended for one additional year unless at least ninety (90) days prior to such May 1st date, the Company or the Executive shall have given notice that it or he does not wish to extend this Agreement.

2.             Termination of Employment.

(a)            Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death.  If the Company determines in good faith that  Disability of the Executive has occurred while the Executive is an employee of the Company (pursuant to the definition of Disability set forth below), it may provide to the Executive written notice in accordance with Paragraph 10(b) of this Agreement of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after the receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness, which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.

(b)            Cause.  The Company may terminate the Executive’s employment with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)             the continued failure of the Executive to perform substantially the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, but including a failure by Executive for any other reason to meet reasonable, material performance expectations that are not measured by Company economic performance, or that are not measured by unsatisfactory investment performance that is not specifically attributable primarily to Executive’s acts or omissions), after a written demand for substantial performance is delivered to the Executive by the Board or its representative, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties and which gives the Executive no fewer than 120 (one-hundred twenty) days to cure the deficiency noted therein; or

(ii)            the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; or

(iii)           the conviction of a felony (other than a traffic related felony) or guilty or nolo contendere plea by the Executive with respect thereto; or

(iv)           a material breach by the Executive of any material provision of this Agreement; provided that, if such breach is promptly curable, the Company shall not have the right to terminate Executive’s employment for Cause pursuant to this Paragraph 2(b)(iv) unless Executive, having received written notice of the breach, fails to cure the breach within a reasonable time which shall be no less than 30 (thirty) days; or

(v)            a willful or reckless violation of a material regulatory requirement, or of any material written Company policy or procedure, that is materially and demonstrably injurious to the Company; or

(vi)           Executive’s failure to obtain or maintain, or inability to qualify for, any license required for the performance of Executive’s material job responsibilities, or the suspension or revocation of any such license held by the Executive.

(c)            No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s act or omission was in the best interests of the Company.  Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in his good faith and in the best interests of the Company.

(d)            Good Reason.  The Executive may terminate his employment for Good Reason and such a termination shall be treated as a termination “not for Cause.”  For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive:

(i)             a material negative and non-temporary change, diminution or reduction, for any reason including a Change in Control, in Executive’s current authority, title, reporting relationship or duties as Chief Executive Officer, including requiring a reporting relationship to an Executive Chairman, or other reporting relationship that has the practical effect of materially diminishing Executive’s current authority, or the assignment to Executive of material duties that are materially and negatively inconsistent with Executive’s position as Chief Executive Officer, in either case of a magnitude that changes the fundamental character of Executive’s job as Chief Executive Officer to such an extent as to constitute a de facto demotion, and in either case excluding for this purpose any action not taken in bad faith and that is remedied by the Company promptly after receipt of notice hereof given by the Executive as provided in Paragraph 3(b) below; or

(ii)            Executive’s removal from the position of Chief Executive Officer of the Company, or removal from the Company’s senior-most management body (other than the Company’s Board of Directors); or

(iii)           any material reduction in the overall value of the Executive’s compensation and benefits package, other than a reduction not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive as provided in Paragraph 3(b) below, and excluding any reduction applicable equally to all members of the Executive Committee (“Peer Executives”) following an extraordinary decline in the Company’s earnings, share price or public image; or

(iv)           any failure by the Company to comply with and satisfy Paragraph 9(c) of this Agreement, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice hereof given by the Executive as provided in Paragraph 3(b) below; or

(v)            requiring Executive to relocate outside of the New York metropolitan area in a manner that results in a material negative change to the geographic location within which Executive primarily performs his services to the Company.

The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect the Executive’s ability to terminate employment for Good Reason.

3.             Termination Procedures.

(a)            Termination for Cause.

(i)             If the Company desires to terminate Executive’s employment for Cause pursuant to Paragraph 2(b)(ii), (iii), (iv) or (v) above, the cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (not including the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) (a “Two-Thirds Board Vote”), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in Paragraph 2(b)(ii), (iii), (iv) or (v) above, and specifying the particulars thereof in detail.

(ii)            If the Company desires to terminate Executive’s employment for Cause pursuant to Paragraph 2(b)(i), above, the cessation of employment of the Executive shall not be deemed to be for Cause due to Executive’s failure to meet the Company’s reasonable, material performance expectations that are not measured by the Company’s economic performance or that are not measured by unsatisfactory performance that is not specifically attributable primarily to Executive’s act or omissions, except pursuant to a resolution duly adopted by the affirmative vote of not less than the entire membership of the Board (not including the Executive) less one (meaning, for example, that at least 10 of 11 Board Members, not including the Executive, must vote in support of the resolution) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive failed to timely cure the performance deficiency in question.

(b)            Sunset on Right to Terminate for Good Reason.  If circumstances arise giving Executive the right to terminate this Agreement for Good Reason, the Executive shall within 90 days notify the Company in writing of the existence of such circumstances, and the Company shall have an additional 30 days within which to investigate and remedy the circumstances, after which 30 days the Executive shall have an additional 60 days within which to exercise the right to terminate for Good Reason.  If Executive does not timely do so the right to terminate for Good Reason shall lapse and be deemed waived, and the Executive shall not thereafter have the right to terminate for Good Reason unless further circumstances occur giving rise independently to a right to terminate for Good Reason, in which case the provisions of this Paragraph 3(b) shall once again apply, but in which case no consideration shall be given to other, prior circumstances that precipitated a notice by Executive of a purported right to terminate for Good Reason.

(c)            Notice of Termination.  Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Paragraph 10(b) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which: (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not constitute a waiver of any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(d)            Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

4.             Obligations of the Company upon Termination of Employment.

(a)            Accrued Obligations.  Subject to the terms of Paragraph 5 herein, upon any termination of Executive’s employment, the Company shall pay to the Executive, the “Accrued Obligations,” which shall be the sum of:

(i)             the Executive’s then-current annual base salary through the Date of Termination which shall be paid to Executive in accordance with the Company’s normal payroll practices; and

(ii)            any fully earned and vested but as-yet unpaid annual bonus and long-term incentive awards with respect to the fiscal year of the Company prior to the Date of Termination which shall be paid to Executive at such time as the annual bonus would have been paid to Executive absent his termination of employment (but in no event later than March 15th of the year following the year in which the applicable services were performed); and

(iii)           any amounts that are vested benefits, consisting of any compensation previously deferred by the Executive, or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination (“Other Benefits”), which shall be payable in accordance with and at such time provided in such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

(b)            Severance Pay.  Subject to the terms of Paragraph 5 herein, if the Company terminates the Executive’s employment other than for Cause, death or Disability, or the Executive terminates his employment for Good Reason pursuant to Paragraph 2(d)(i) through (v), then, in addition to the Accrued Obligations, and conditioned upon Executive’s execution within 45 days following the Date of Termination (and if applicable non-revocation) of a legal release in a form reasonably satisfactory to the Company in its discretion (but not in any event imposing upon Executive any restrictive covenants different than those set forth in Paragraph 8 below) drafted and executed so as to ensure a final, complete and enforceable release of all claims that Executive has or may have against the Company relating to or arising in any way from Executive’s employment with the Company and/or the termination thereof (but excepting claims for indemnification or defense, whether under contract or otherwise), and complete and continuing confidentiality of the Company’s proprietary information and trade secrets, and, at the Company’s discretion, the circumstances of Executive’s separation from the Company and/or compensation received by Executive in connection with that separation (collectively, a “Conforming Legal Release” and the date on which the Conforming Legal Release is executed, the “Release Date”), the Company shall:

(i)             pay to the Executive, in a lump sum, severance compensation in an amount equal to one times Executive’s annual base salary and the annual bonus paid or payable to

Executive in connection with his last full calendar year of employment before the Date of Termination.  The annual base salary component of Executive’s severance payment shall equal the greater of the Executive’s annual base salary for the year of the Date of Termination or that for the year preceding the year of the Date of Termination.  The annual bonus component of Executive’s severance payment shall be equal to the greater of  Executive’s annual target bonus for the year of the Date of Termination or Executive’s actual annual bonus paid for services performed during the year preceding the year of the Date of Termination; and

(ii)             for the one-year period following the Date of Termination, the Company shall continue to provide benefits available under the Company’s Welfare Benefit Plans to the Executive and his spouse and dependents on the same basis as such benefits were provided to the Executive immediately prior to the Effective Date.  Welfare Benefit Plans shall mean all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs); and

(iii)            immediately vest, and, subject to paragraph 5, pay and transfer to Executive in full all unvested long-term incentive awards and other incentive awards granted to the Executive, including without limitation, unvested shares of Company restricted stock, unvested options to purchase Company stock (“stock options”) and unvested mutual fund unit awards; provided, however, that any unvested long-term incentive award that is a special grant outside the annual LTI grant process and that has a vesting schedule subject to performance-based criteria shall vest and be payable if, and at such time, that the performance criteria are satisfied and certified by the Company’s Compensation Committee.  Each long-term incentive award shall remain subject to, and limited by, the terms of the award agreement and incentive plan underlying such incentive awards; provided, however, that all stock  options shall remain exercisable for the remainder of each stock option award’s original term; and

(iv)           the severance pay described in the foregoing clause (i) shall be paid in a lump sum in cash (as applicable) within 30 days following the Release Date or, if later on the first day when the Company’s deduction for the payment or accrual of the severance pay described above is not subject to the deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”); provided, however, if the events set forth in Paragraph 5 occur, then the severance pay described in the foregoing clause (i) shall be paid in a lump sum in cash in accordance with Paragraph 5.

(c)            Death.  Subject to the terms of Paragraph 5 herein, if the Executive’s employment is terminated by reason of the Executive’s death, the Company shall provide the Executive’s estate or beneficiaries with the timely payment or delivery, as applicable, of the Accrued Obligations and shall provide the Welfare Benefits (except for disability, employee life, group life, accidental death and travel accident insurance benefits) to the Executive’s spouse and dependents for a three-year period commencing as of the Date of Termination, and shall have no other severance obligations under this Agreement.  In addition, all incentive awards (as described in Paragraph 4(b)(iii)) shall be treated in accordance with the terms of Paragraph 4(b)(iii) above.  Subject to the terms of Paragraph 5 herein, the Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of the Other Benefits (as described in Paragraph 4(a)(iii) above), the term “Other Benefits” as utilized in this Paragraph 4(c) shall include, and the Executive’s estate and /or beneficiaries shall be entitled to receive, benefits at least equal to death benefits as in effect on the date of the Executive’s death with respect to Peer Executives of the Company and their beneficiaries.

(d)            Disability.  Subject to the terms of Paragraph 5 herein, if the Executive’s employment is terminated by reason of the Executive’s Disability, the Company shall provide the Executive with the timely payment or provision, as applicable, of the Accrued Obligations and the provision of Welfare Benefits (except for disability, employee life, group life, accidental death and travel accident insurance benefits) to the Executive, his spouse and dependents for a three-year period commencing as of the Date of Termination, and, in addition, the Company shall pay Executive a lump sum payment equivalent to three times the annual premium paid by the Company in connection with Executive’s employee life, group life, accidental death and travel accident insurance benefits as of Executive’s last date of active employment with the Company.  All incentive awards shall be treated in accordance with the terms of Paragraph 4(b)(iii) above.  Subject to the terms of Paragraph 5 herein, the Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of Other Benefits (as described in Paragraph 4(a)(iii) above), the term “Other Benefits” as utilized in this Paragraph 4(d) shall include, and the Executive shall be entitled to receive after the Disability Effective Date, disability and other benefits as in effect at any time thereafter generally with respect to Peer Executives of the Company and their dependents.

(e)            Cause; Other than for Good Reason.  Subject to the terms of Paragraph 5 herein, if the Company terminates Executive’s employment for Cause or the Executive terminates his employment without Good Reason, the Company shall pay to the Executive the Accrued Obligations, in each case to the extent theretofore unpaid.  In the event of a termination for Cause under Paragraph 2(b)(i), the Executive shall receive, without forfeiture, the Accrued Obligations, and, upon signing a Conforming Legal Release, the severance payment in Paragraph 4(b)(i).

(f)             Satisfaction of Withholding Requirements.  All payments to Executive under this Agreement are subject to and conditioned upon satisfaction of all applicable tax withholding requirements.

5.             Potential Six-Month Delay.  Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of Section 3 hereof unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code.  If current or future regulations or guidance from the Internal Revenue Service dictates, or the Company’s counsel determines that, any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code, then amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s Date of Termination shall instead be paid on the first business day after the date that is six months following the Executive’s Date of Termination (or death, if earlier).

6.             Non-exclusivity of Rights.  Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company for which the Executive may qualify, nor shall anything herein limit or otherwise negatively affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Notwithstanding any other provision of this Agreement, the Executive shall not be entitled to receive any payments or benefits under any severance program other than those which are described and anticipated under this Agreement or under any Change of Control Agreement.

7.             Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to any lawful indebtedness owed by the Executive to the Company.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

8.             Restrictive Covenants.

(a)            The Executive acknowledges that his employment as a senior officer of the Company creates a relationship of confidence and trust between the Executive and the Company with respect to confidential and proprietary information applicable to the business of the Company and its clients.  The Executive further acknowledges the highly competitive nature of the business of the Company.  Accordingly, it is agreed that the restrictions contained in this Paragraph 8 are reasonable and necessary for the protection of the interests of the Company and that any violation of these restrictions would cause substantial and irreparable injury to the Company.

(b)            Protection of Confidential Information.

(i)           Definition of “Confidential Information.”  “Confidential Information” means all nonpublic information (whether in paper or electronic form, or contained in Executive’s memory, or otherwise stored or recorded) relating to or arising from the Company’s business, including, without limitation, trade secrets used, developed or acquired by the Company in connection with its business.  Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all information concerning the manner and details of the Company’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with the Company’s business; the Company’s business plans and strategies; the identities of the Company’s customers and the specific individual customer representatives with whom the Company works; the details of the Company’s relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized in the Company’s business; the details of the Company’s relationships with such distributors, contractors and vendors; the nature of fees and charges made to the Company’s customers; nonpublic forms, contracts and other documents used in the Company’s business; all information concerning the Company’s employees, agents and contractors, including without limitation such persons’

compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of computer software used in the Company’s business, whether proprietary to the Company or used by the Company under license from a third party; and all other information concerning the Company’s concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements.  “Confidential Information” does not include information that is in the public domain through no wrongful act on the part of Executive, nor does it include information, knowledge and know-how already within Executive’s possession or memory before the Effective Date.  In the event of a dispute concerning whether Executive had Confidential Information within his possession or memory before the Effective Date, the Company shall have the burden of proving that the Confidential Information in question was not in the Executive’s memory before the Effective Date, and that Executive used or disclosed such Confidential Information in violation of this Agreement.

(ii)          Executive’s Use of Confidential Information.  Except in connection with and in furtherance of Executive’s work on Company’s behalf, Executive shall not, without the Company’s prior written consent, at any time, directly or indirectly: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity.

(iii)         Records Containing Confidential Information.  “Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information.  All Confidential Records prepared by or provided to Executive are and shall remain Company’s property.  Except in connection with and in furtherance of Executive’s work on Company’s behalf or with Company’s prior written consent, Executive shall not, at any time, directly or indirectly: (i) copy or use any Confidential Record for any purpose; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity.  Upon the termination of Executive’s employment with the Company, or upon Company’s request, Executive shall immediately deliver to the Company or its designee (and shall not keep in Executive’s possession or deliver to any other person or entity) all Confidential Records and all other Company property in Executive’s possession or control.

(c)          While the Executive is employed with the Company, and for a period of one year following the Date of Termination for any reason, the Executive shall not (nor shall the Executive cause, encourage or provide assistance to, anyone else to):

(i)           Interfere with any relationship which may exist from time to time between the Company, or any affiliate of the Company, and any of its employees, consultants, agents or representatives; or

(ii)          Employ or otherwise engage, or attempt to employ or otherwise engage, in or on behalf of any Competitive Business, any person who is employed or engaged as an employee, consultant, agent or representative of the Company or any affiliate of the Company, or any person who was employed or engaged as an employee, consultant, agent or representative of the Company or any affiliate of the Company within the six month period immediately preceding the Executive’s termination; or

(iii)         Solicit directly or indirectly on behalf of the Executive or a Competitive Business, the customer business or account of any investment advisory or investment management client to which the Company or any affiliate of the Company shall have rendered service during the six month period immediately preceding the Executive’s termination; or

(iv)         Directly or indirectly divert or attempt to divert from the Company or any affiliate of the Company any business in which the Company or any affiliate of the Company has been actively engaged during the term hereof or interfere with any relationship between the Company, or any affiliate of the Company, and any of its clients.

(d)           “Competitive Business” means any business which provides investment advisory or investment management services.  For the purposes of this Paragraph 8, “affiliate” means any corporation, partnership, limited liability company, trust, or other entity which controls, is controlled by or is under common control with the Company.

(e)            For clarity and without limiting the generality of the foregoing, this Agreement shall not be applied so as to prohibit Executive from returning, at any time, to work for Goldman Sachs Asset Management, Alliance Bernstein or any other financial services business or financial institution, public or private, so long as, in performing services for such a subsequent employer, Executive complies with his obligations, under Paragraph 8(b) above, to refrain from misusing or disclosing the Company’s Confidential Information, and under Paragraph 8(c) above, to refrain from interfering with the Company’s human resource and business relationships, and diverting Company business opportunities, all as more fully described above in Paragraphs 8(b) and 8(c).

(f)            If any court shall determine that the duration, geographic limitations, subject or scope of any restriction contained in this Paragraph 8 is unenforceable, it is the intention of the parties that this Paragraph 8 shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this Paragraph 8 in the jurisdiction of the court that has made the adjudication.

(g)           The Executive acknowledges that the restrictive covenants of Paragraph 8 are reasonable and that irreparable injury will result to the Company and to its business and properties in the event of any breach by the Executive of any of those covenants, and that the Executive’s continued employment is predicated on the commitments undertaken by the Executive pursuant to Paragraph 8.  In the event any of the covenants of Paragraph 8 are breached, the Company shall be entitled, in addition to any other remedies and damages available, to injunctive relief to restrain the violation of such covenants by the Executive or by any person or persons acting for or with the Executive in any capacity whatsoever.

9.             Successors.

(a)            This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by Will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)            The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly, and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as herein defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.           Miscellaneous.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Company,

And with a copy to:	McCarter & English, LLP
245 Park Avenue
New York, NY 10167
Attention: Steven Eckhaus
(212) 609-6800
seckhaus@mccarter.com

If to the Company:

Janus Capital Group Inc.

151 Detroit Street

Denver, Colorado 80206

Attn.: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith, Notice and communications shall be effective when actually received by the addressee.

(c)            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)           The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)            The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)            In the event of any good faith dispute relating to or arising from this Agreement, the Company will reimburse the Executive for the reasonable expenses incurred by the Executive, including reasonable attorneys’ fees; provided, however, that any reimbursement of such expenses must be made no later than the end of the taxable year following the year in which such expenses are incurred; further, provided, however, that the Executive must return all of the reimbursement payments made by the Company at the time the dispute is resolved if the Executive does not prevail in such dispute.

(g)           In the event of any dispute relating to or arising from this Agreement, the forum in which the dispute shall be tried shall be determined by the judge assigned to the first-filed such action, who shall resolve the dispute in accordance with the law generally governing such matters but who also shall give particular emphasis to the location of relevant witnesses, records and events, and who shall presume that each party has adequate economic and other resources to litigate this matter fully and fairly in any otherwise appropriate forum.

[SIGNATURES FOLLOW]

Gary D. Black		Janus Capital Group Inc.

Signed:	/s/ Gary D. Black	By:	/s/ Kelley A. Howes

Date:	March 28, 2008	Date:	April 2, 2008